FOR IMMEDIATE RELEASE

Pinnacle Foods Announces Termination of Merger Agreement with Hillshire Brands

Company also Reaffirms EPS Guidance for 2014

Parsippany, NJ, June 30, 2014 - Pinnacle Foods Inc. (NYSE: PF) today announced that it has exercised its right to terminate the merger agreement between the Company and The Hillshire Brands Company announced on May 12, 2014.

Pursuant to the terms of the merger agreement, Pinnacle is entitled to receive a cash payment from Hillshire Brands of $163 million as a result of this termination. Pinnacle indicated that one-time fees and expenses associated with the merger agreement, including external advisors and employee incentives, are expected to total approximately $25 million.

Given the Company’s sizable net operating loss carry-forwards (NOLs), Pinnacle expects to pay minimal cash taxes on the payment from Hillshire. The Company plans to use the net cash proceeds to reduce debt and, as a result, expects net interest expense for the year to fall slightly below the $100 million previously disclosed. The interest savings are expected to be reinvested in the business in 2014.

On a pro forma adjusted basis, which excludes the merger-related payment, fees and expenses and other items affecting comparability, the Company reaffirmed its guidance for diluted EPS for 2014 in the range of $1.70 to $1.75.

Commenting on the announcement, Pinnacle Foods Chief Executive Officer Bob Gamgort stated, “We’re excited to continue delivering long-term value for our shareholders through our strategy of Reinvigorating Iconic Brands. We continue to manage well through the difficult industry and category environment that we have discussed previously. The termination payment provides us with increased optionality in executing our strategy.”

Prakash A. Melwani, Blackstone Senior Managing Director and Chief Investment Officer, Private Equity, added, “We believe strongly in the Pinnacle management team and have confidence in the Company’s value creation opportunity for all shareholders. The unsolicited offer from Hillshire was one that our Board could not ignore, in part because the large equity component provided potential significant upside beyond the quoted offer price. We continue to believe that Pinnacle has the brands, business model and leadership talent to outperform in the industry on a stand-alone basis.”

Pinnacle Foods Contacts:
Maria Sceppaguercio
Sr. Vice President, Investor Relations & Communications
973-541-8629

Thuy-An Wilkins
Senior Manager, External Communications
973-541-8620
mediainquiries@pinnaclefoods.com

About Pinnacle Foods Inc.

In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is ranked on Fortune Magazine's 2014 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,400 employees. We are a leader in the shelf-stable and frozen foods segments and our brands hold the #1 or #2 market position in 10 of the 13 major categories in which they compete. Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® and Vlasic Farmer’s Garden® shelf-stable pickles, Wish-Bone® and Western® salad dressings, Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen Division manages brands such as Birds Eye®, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrées, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods Division manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses. Further information is available at http://www.pinnaclefoods.com.

Forward Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” The words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our substantial leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Form 10-K filed with the Securities and Exchange Commission on March 6, 2014 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in this announcement, except as required by applicable law.